UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
February 28, 2005
(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-1097283
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3760 River Run Drive	35243
Birmingham, Alabama	(Zip Code)
(Address of principal executive offices)

(205) 970-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_|      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_|      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_|      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_|      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

     Effective February 28, 2005, the Registrant's wholly owned subsidiary, Vesta Fire Insurance Corporation, which is the holder of 100% of the Registrant's 12.5% notes due December 2005, principal amount $44 million, agreed to an amendment to the indenture governing such notes for the purposes of (i) extending the maturity date to December 2008 and (ii) decreasing the interest rate on such notes from 12.5% to 8% per annum. The Supplemental Indenture reflecting these modifications, which has been approved by the California and Illinois Insurance Departments, is attached to this report as Exhibit 99.1.

     In connection with the amendment described above, the Registrant prepaid $5.2 million principal amount of such notes by transferring to Vesta Fire 304,922 shares of the common stock of Affirmative Insurance Holdings, Inc. held by the Registrant. As a result of these transactions, Vesta Fire holds $39 million principal amount of the registrant's 8% notes due December 2008, and 4,172,628 shares, or approximately 24.8%, of Affirmative Insurance Holdings Inc.'s outstanding common stock as of November 8, 2004. The Exchange Agreement memorializing this prepayment is attached to this report as Exhibit 99.2.

Item 9.01     Financial Statement and Exhibits

(c)      Exhibits.

Exhibit 99.1      First Supplemental Indenture
Exhibit 99.2      Exchange Agreement

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of March 2, 2005.

VESTA INSURANCE GROUP, INC.

By:   /s/   Donald W. Thornton
Its:          Senior Vice President --
              General Counsel and Secretary